EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, (“Agreement”) dated as of November 22, 2021, by and among Troika Media Group, Inc. a Nevada corporation (“TMG”); CD Acquisition Corp., a Delaware corporation (“CD” and together with TMG, collectively referred to as the “Purchaser”); and Thomas Marianacci, Maarten Terry, Sadiq (“Sid”) Toama and Michael Carrano (collectively, referred to as “Sellers” and each a “Seller”).

WHEREAS, Sellers are all of the members of the following New York limited liability companies: Converge Direct, LLC; Converge Direct Interactive, LLC; Lacuna Ventures, LLC; and Converge Marketing Services, LLC (each an “LLC” and together the “LLCs”);

WHEREAS, Sellers desire to sell all of the outstanding Membership Interests, defined below, of each of Converge Direct, LLC, Converge Direct Interactive LLC and Lacuna Ventures, LLC and forty percent (40%) of the Membership Interests of Converge Marketing Services, LLC (collectively, the “Purchased Interests”), to Purchaser, subject to the terms and conditions of this Agreement; and

WHEREAS, Purchaser desires to purchase the Purchased Interests from Sellers for the Purchase Price, as defined below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

“Action” means any claim, action, suit, proceeding, arbitration or governmental investigation (including a Tax audit) or procedure that could result in a Judgment.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or an officer, director, holder of ten (10%) percent or more of the outstanding equity securities of such Person, or the parent, spouse or lineal descendant of any of the foregoing, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Ancillary Documents” means the Escrow Agreement, Intellectual Property Assignments, Assignments of Membership Interests, Executive Employment Agreements, the Employment Agreements, and such other agreements, instruments and documents which are customary and reasonably requested by a Party hereto, all in form and substance reasonably satisfactory to Purchaser and Sellers.

“Business” means a fully integrated and data fluent marketing partner, headquartered in New York, leveraging curated media and eCommerce strategies to drive customer acquisitions.

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“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which commercial banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Closing Date” shall have the meaning set forth in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale or purchase order, note, loan agreement, indenture, guaranty or any other instrument, arrangement, or binding understanding of any kind, whether written or oral, and whether express or implied.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers prior to or concurrently with the execution and delivery of this Agreement.

“D&O Policy” means the insurance policy Purchaser has obtained providing certain insurance coverage for Purchaser’s directors and officers.

“Employment Agreements” means the Employment Agreements pursuant to this Agreement, and effective upon the Closing, between TMG and each of Maarten Terry and Michael Currano.

“Environmental Law” means any federal, state, foreign or local law, statute, rule or regulation, administrative decision, order or any common law, relating to the protection of the environment, natural resources or human health or safety or related to any emission, spill, discharge, migration, release or threatened release of solid waste or Hazardous Substances into the environment (including ambient or indoor air, surface water, ground water, soil or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

“Excess Accounts Receivable” shall have the meaning set forth in Section 2.1(b).

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Executive Employment Agreements” mean the employment agreements pursuant to this Agreement, and effective upon the Closing, between TMG and each of Thomas Marianacci and Sid Toama.

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“Financial Statements” shall have the meaning set forth in Section 3.5.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in all prior comparable periods by the LLCs.

“Governmental Entity” means any (i) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (iv) multi-national or supra‑national organization or body, (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (vi) self‑regulatory organization or (vii) official of any of the foregoing.

“Hazardous Substance” means any pollutants, contaminants, chemicals, toxic or hazardous materials, noxious substances or wastes of any type which are defined or listed as toxic or hazardous, or any other substances that are otherwise regulated pursuant to, any Environmental Law, including, but not limited to: (i) oil, petroleum or petroleum compounds (refined or crude); (ii) flammable, explosive or radioactive materials or substances or radon; (iii) asbestos in any form that is or could become friable; (iv) lead-containing paint, pipes or plumbing; and (v) polychlorinated biphenyls or any electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Initial Public Announcement” shall mean any announcement (including a public SEC filing) that relates to the Membership Interest purchases which are the subject of this Agreement regardless of whether the names of the LLCs or the Sellers are mentioned.

“Intellectual Property” means all domestic and foreign patents, patent applications (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, rights or licenses to Internet domain names, applications and reservations therefor, and uniform resource locators and the Internet sites corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, logos, brand names, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, software (other than “off-the-shelf,” “shrink wrap” or “click-through” software), databases, data collections and other proprietary information or material of any type, whether written or unwritten.

“Judgment” means any judgment, writ, order, injunction, voluntary settlement agreement, award or decree (including any consent decree) of any court, judge, justice, arbitrator or magistrate, including any bankruptcy court or judge, or any other Governmental Authority.

“Knowledge of the Purchaser” means the actual knowledge of Michael Tenore, the Purchaser’s executive officers, staff or representatives, or any of them.

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“Knowledge of the Sellers” means the actual knowledge of Thomas Marianacci and Sid Toama.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued or entered by, all Governmental Entities.

“Legal Requirements” means applicable provisions of all constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes, administrative decisions or orders of any Governmental Authority, as well as the common law.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions, title defects, easements, covenants, options, rights of first refusal and encumbrances of any nature whatsoever.

“LLC” and “LLCs” have the meanings ascribed to them in the preamble.

“LLCs’ Assets” means all assets owned or leased by the LLCs and used in the Business.

“Losses” shall have the meaning set forth in Sections 10.1 and 10.2.

“Material Adverse Effect,” used with respect to any Person, means, when taken as a whole, a material adverse effect or change in the condition (financial or otherwise), operations or results thereof, or properties or assets of such Person and its subsidiaries, or any event that has occurred or circumstances that exist that result in such material adverse effect or change; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which Sellers and the LLCs operate; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) a change in law; (vi) changes in GAAP; (vii) the execution or delivery of this Agreement or the announcement of the transactions contemplated in this Agreement; (viii) changes in political conditions; or (ix) acts of God.

“Membership Interests” means the membership interests in the LLCs and each of them as defined in the Operating Agreement of each LLC.

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“Party” or “Parties” means, individually, CD and TMG (collectively, the Purchaser), each Seller, and, collectively, the Purchaser and the Sellers.

“Per Share Price” shall have the meaning set forth in Section 2.3.

“Performance Compensation” means the amount of compensation earned by the LLCs for services rendered prior to the Closing for which payment by the customer is based on the results of the LLCs’ marketing, when such amount had not been determined as of the Closing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” shall have the meaning set forth in Section 3.9.

“Person” means any individual, corporation, general or limited partnership, joint venture, limited liability company, trust, association, unincorporated organization or Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchased Interests” has the meaning ascribed to it in the preamble.

“Purchaser” has the meaning ascribed to it in the preamble.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Laws” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Sellers” and “Seller” has the meaning ascribed to them in the preamble.

“Sellers’ Representatives” means Thomas Marianacci and if, for any reason, Thomas Marianacci cannot or will not serve as Sellers’ Representative, Sid Toama.

“Stock Consideration” shall have the meaning set forth in Section 2.2.

“Tax Return” means any report, return, statement or other written information supplied, or required by Legal Requirements to be supplied, to any Governmental Authority in connection with any Taxes.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Working Capital” means the aggregate of the LLCs’ cash and cash equivalents, receivables, and prepaid items less all liabilities other than deferred rent.

ARTICLE II

PURCHASE PRICE AND CLOSING

2.1 Purchase and Sale.

(a) Assignment of Membership Interests. Subject to the terms and conditions hereof, at the Closing, Sellers shall sell, assign, transfer and deliver to the Purchaser in accordance with the form set forth as Exhibit 2.1(a), and the Purchaser shall purchase and acquire from Sellers for the Purchase Price, the Purchased Interests, free and clear of all Liens.

(b) Excluded Assets.

(i) Prior to the Closing, the LLCs shall distribute to Sellers the following property (collectively, the “Excluded Assets”):

(w) The LLCs’ records needed to prepare the LLCs’ income tax returns for the current and past tax years, or copies thereof;

(x) Contracts listed on Schedule 2.1(b) (the “Excluded Contracts”); and

(y) The assets, properties and rights specifically set forth in Schedule 2.1(b), including: (i) all cash and receivables in excess of the cash and accounts receivables needed to result in zero Working Capital at Closing, and (ii) existing insurance policies on the lives of each of the Sellers; and

(z) The rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.

(ii) If, after all of the LLCs’ cash is distributed, there remains at Closing accounts receivable in an amount in excess of what is needed to result in zero working capital (“Excess Accounts Receivable”), such Excess Accounts Receivable shall be collected by Purchaser on behalf of the Sellers. Purchaser shall allocate payments from each customer of the LLCs to the oldest outstanding receivable from such customer unless the customer specifically provides in writing a different allocation of the payment. Purchaser shall not compromise or adjust any such receivable without Sellers’ written approval.

(iii) Following the Closing, Purchaser shall pay to Sellers’ Representative, on behalf of Sellers, on the fifteenth (15th) day of each month, the Excess Accounts Receivable and Performance Compensation received on or before the last day of the prior month, accompanied by a statement by Purchaser identifying to which LLC the payment relates.

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2.2 Purchase Price.

The aggregate Purchase Price for the Purchased Interests shall be one hundred twenty five million dollars ($125,000,000) (the “Purchase Price”) payable as follows.

One hundred million dollars ($100,000,000) of the Purchase Price shall be paid by Purchaser to Sellers at Closing in cash by wire transfer of immediately available funds pursuant to Sellers’ written communication to Purchaser, and the balance of the Purchase Price shall be paid by Purchaser with the transfer to Sellers of such number of shares of TMG common stock that, based on the Per Share Price determined pursuant to Section 2.3 will be equal in value to twenty five million dollars ($25,000,000) (the “Stock Consideration”).

Attached as Schedule 2.2 is the allocation of the Purchase Price among the LLCs, each Sellers’ ownership percentage in each LLC, and each Seller’s share of the Purchase Price.

2.3 Per Share Price of TMG Shares; Legend. Each average share of TMG common stock (the “Per Share Price”) shall be valued at the lesser of (x) three dollars ($3.00) or (y) the average of the daily closing prices for such shares on the Nasdaq Capital Market for the business days occurring within the thirty (30) calendar day period immediately prior to the day on which the Initial Public Announcement of this transaction is made. The TMG Stock received by Sellers shall contain the following restrictive legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TROIKA MEDIA GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

2.4 Allocation of the Purchase Price. The parties agree that for all federal, state and local income tax purposes they will allocate the Purchase Price among the LLCs and then to the assets owned by the LLCs in accordance with Schedule 2.4.

2.5 Board Rights. Upon the Closing, Sellers shall be granted a right to appoint one member to the Board of Directors of TMG (the “Board Representative”), and such Board Representative shall have the right to a board seat on any of TMG’s Board committees in accordance with Nasdaq rules and regulations. The Purchaser hereby agrees that the Board Representative’s approval will be required for any sale or other transfer of ownership of an LLC or an LLC’s assets other than in the ordinary course of business.

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2.6 Third Party Consents. To the extent that an LLC’s rights under any Contract or Permit may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Interests in question so that Purchaser would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law, shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

2.7 Escrow Agreement. Purchaser shall deliver to Purchaser’s attorney, on behalf of Sellers, a certificate for common shares of TMG (the “Escrowed Shares”) which, at the Per Share Price, equal two million five hundred thousand dollars ($2,500,000), to be held by Purchaser’s attorney for twelve (12) months pursuant to the Escrow Agreement in the form annexed hereto as Exhibit 2.7, to secure the indemnification obligations of Sellers set forth in Article X of this Agreement. The Escrowed Shares, along with the income and proceeds thereof, will be held in a separate account and will be released to the Party entitled to receive the Escrowed Shares in accordance with the terms of the Escrow Agreement.

2.8 Closing Date. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur within three (3) days of the satisfaction or waiver of the Closing Conditions of the parties set forth in Article V and Article VI, respectively (the “Closing Date”). The Parties shall use their best efforts to close on or before December 31, 2021. The Closing shall take place at the office of the Company’s attorneys’ offices, Davidoff Hutcher & Citron LLP, 605 Third Avenue, 34th Floor, New York, New York 10158, or at such other time and location which is mutually agreed upon by the parties, or by a remote Closing. The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date. If, through no fault of Sellers, the Closing fails to occur on or before December 31, 2021, then Sellers may, without liability to Purchaser, terminate this Agreement.

2.9 The Closing. At the Closing:

(a) Purchaser shall:

(i)   Deposit with the Escrow Agent the Escrowed Shares along with executed stock powers, in blank, for such Escrowed Shares;

(ii) Pay to Sellers the cash portion of the Purchase Price by wire transfer of immediately available federal funds to an account or accounts provided in writing to Purchaser by Sellers and deliver to Sellers the Stock Consideration, net of the Escrowed Shares:

(iii) Sign and deliver to Sellers:

(A) the Escrow Agreement;

(B) the Executive Employment Agreements;

(C) the Employment Agreements; and

(D) all other agreements reasonably required by Sellers to consummate the transactions contemplated by this Agreement.

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(b) Sellers shall:

(i)   Sign and deliver to Purchaser the assignments of the Purchased Interests;

(ii) Cause Thomas Marianacci and Sid Toama to execute their respective Executive Employment Agreement and Maarten Terry and Michael Currano to execute their respective Employment Agreement, each in the form annexed hereto as Exhibit 2.9(b)(ii), and deliver to Purchaser such Agreements;

(iii) Sign and deliver to Purchaser the Escrow Agreement; and

(iv) Sign and deliver to Purchaser all other agreements reasonably required by Purchaser to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though such Closing Date was substituted for the date of this Agreement throughout this Article III). The Sellers have delivered a Disclosure Schedule (including exhibits thereto) to Purchaser setting forth certain information, the disclosure of which is required or appropriate in relation to any or all of the following representations and warranties.

3.1 Organization of the LLCs. Each of the LLCs is organized, validly existing and in good standing under the respective laws of their jurisdiction. Each LLC is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions listed on Schedule 3.1(a) in which the character of their activities requires such qualification or licensing. Each LLC has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 3.1 sets forth each jurisdiction in which each LLC is licensed or qualified to do business, and each LLC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Interests or the operation of the Business, as currently conducted, makes such licensing or qualification necessary.

3.2 Capitalization. Schedule 3.2(a) accurately and completely sets forth the capital each LLC, as of the date hereof, and immediately prior to the consummation of the transactions contemplated hereby and before giving effect to such transactions. The Sellers own all of the issued and outstanding Membership Interests of each LLC as of the date hereof. As of the date hereof, there are no preemptive or similar rights to purchase or otherwise acquire membership interests in any LLC pursuant to any provision of law, the Articles of Formation or the Operating Agreement the LLCs as amended through the date hereof (the “Current Operating Agreement”) or any agreement to which an LLC is a party.

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3.3 Authority of Sellers. Each of the Sellers has all necessary power and authority to enter into this Agreement and the Ancillary Documents to which each Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by the Sellers; and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against the Sellers in accordance with its terms. When each Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Sellers enforceable against them in accordance with its terms.

3.4 No Conflicts; Consents. The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Operating Agreement or other organizational documents of an LLC; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to an LLC or the Business; (c) except as set forth in Schedule 3.4, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which an LLC is a party or by which an LLC or the Business is bound (including any Contract); or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Purchased Interests or the LLCs’ Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

3.5 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of each LLC as at December 31 in each of the years 2019 and 2020 and the related statements of income and balance sheet for each of the two (2) years then ended (the “Year End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the LLCs as of September 30, 2021 and the related statements of income and balance sheet for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) have been delivered to Purchaser. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Each LLC maintains a standard system of accounting for the Business established and administered in accordance with GAAP. Sellers have no reason to believe the aforementioned Financial Statements will not be able to be audited by Troika’s PCAOB independent auditors.

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The Sellers shall cause all financial information to be available for inspection and review by Purchaser, including its executive officers, accountants, lawyers, and consultants for due diligence. Further, the Sellers shall cooperate with the preparation of the financial statements, including notes to financial statements and pro forma statements to enable Purchaser to complete all filings with the Securities and Exchange Commission in a timely manner.

3.6 Undisclosed Liabilities. Except as set forth in Schedule 3.6, no LLC has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) incurred in connection with this Agreement and the transactions contemplated hereby, including any transaction expenses incurred prior to the Closing in connection with the transactions contemplated by this Agreement and the other Ancillary Documents executed by the Sellers or any LLC.

3.7 Absence of Certain Changes or Events. Except as described on Schedule 3.7 or in connection with the transactions contemplated by this Agreement, since the Interim Balance Sheet Date, each LLC has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the LLC which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.8 Material Contracts. Schedule 3.8 lists all of the Contracts of the following nature to which an LLC is a party or any of the Purchased Interests are bound or affected (the “Material Contracts”): (i) Contracts evidencing indebtedness for borrowed money, or guarantees of the obligation of any other Person in respect of borrowed money or of any other obligation of any current or former Affiliate of an LLC; (ii) leases or subleases or other agreements with respect to occupancy of real property; (iii) leases of machinery, equipment or other tangible personal property; (iv) Contracts limiting the freedom of an LLC to engage or compete in any activity, or to use or disclose any information in its possession; (v) any Contract with any employee, consultant or independent contractor or any Contract relating to bonus, compensation, pension, insurance, retirement, deferred compensation or other similar Contract, plan, trust, fund or other Contract for the benefit of employees; (vi) any license of, or other Contract with respect to, Intellectual Property (excluding off-the-shelf software programs licensed by an LLC pursuant to “shrink-wrap” licenses); (vii) any Contract with any Affiliate of an LLC; (viii) any Contract with any distributor, dealer, manufacturer’s representative or sales representative; (ix) any Contract pursuant to which an LLC purchases materials, supplies, equipment, products or services (excluding stand-alone purchase orders issued in the ordinary course of business); (x) any Contract pursuant to which an LLC sells any product or service to a third party (excluding stand-alone purchase orders issued in the ordinary course of business); (xi) any Contract pursuant to which an LLC may be obligated to (A) sell, transfer, pledge, dispose of or encumber any assets or properties, other than dispositions of inventory and supplies in the ordinary course of business, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest, or (C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any Person or any division thereof, or (xii) any other Contract that individually contemplates payments by or to an LLC exceeding $100,000 in any twelve-month period and is not subject to cancellation by such LLC on less than thirty (30) days’ notice without penalty. Sellers have delivered to the Purchaser true and complete copies of all Material Contracts, including all amendments thereto. No LLC is in breach or default under the terms of any Material Contract and, to the Knowledge of Sellers, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor have Sellers received any written notice of any breach or default or alleged breach of default under any Material Contract. To the Knowledge of Sellers, no other party to any Material Contract is in breach or default under the terms thereof, and, to the Knowledge of Sellers, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor have Sellers received any written notice of any breach or default by any such party. The Material Contracts are in full force and effect and are valid and binding obligations of the LLCs and, to the Knowledge of Sellers, the other parties thereto. None of Sellers or the LLCs has received any written notice from any other party to a Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of Sellers, is there any basis therefor. Except as provided on Schedule 3.8, no consent of, or notice to, any third party is required under any Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

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3.9 Title to Purchased Interests. Sellers have good and valid title to the Purchased Interests and each LLC has good and valid title to, or a leasehold interest in, such LLC’s assets. All such assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Liens”):

(i) Liens for Taxes not yet due and payable;

(ii) Mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Interests; or

(iii) The liens on assets listed on Schedule 3.9.

3.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the LLCs are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The LLCs’ assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.11 Real Property. Schedule 3.11 sets forth each parcel of real property leased by the LLCs and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of the LLCs in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which an LLC holds any Leased Real Property (collectively, the “Leases”).

3.12 Intellectual Property. Schedule 3.12 contains a complete list of all material Intellectual Property currently owned or licensed by the LLCs (the “Intellectual Property Assets”). Intellectual Property Assets that are owned by the LLCs are hereinafter referred to as the “Owned Intellectual Property”, and Intellectual Property Assets that are licensed to the LLCs by a third party are hereinafter referred to as the “Licensed Intellectual Property”. The Owned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), as and only to the extent specifically set forth on Schedule 3.12.

(i) Except as described on Schedule 3.12, the LLCs own the Owned Intellectual Property free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto. With respect to the Licensed Intellectual Property, Schedule 3.12 indicates the name of the licensor and identifies the specific agreement pursuant to which such Licensed Intellectual Property is licensed to the LLCs (each an “Intellectual Property Agreement”). To the Knowledge of Sellers, none of the registered Intellectual Property Assets has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid. To the Knowledge of Sellers, the LLCs have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.

(ii) Except as described on Schedule 3.12, none of Sellers or any of the LLCs has received any written notice or claim from any third party challenging the right of the LLCs to use any of the Intellectual Property Assets.

(iii) Except as described on Schedule 3.12, there are no pending or, to the Knowledge of Sellers, threatened claims or notices by any third party of a violation, infringement, misuse or misappropriation by any LLC of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property Assets, nor to the Knowledge of Sellers, is there a basis for any such claims. To the Knowledge of Sellers, none of the LLCs is infringing, misappropriating or violating any Intellectual Property of any third party.

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(iv) Except as described on Schedule 3.12, there are no interferences or other contested proceedings, either pending or, to the Knowledge of Sellers, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or before any other Governmental Authority relating to any pending application with respect to the Owned Intellectual Property.

3.13 Insurance. Schedule 3.13 includes a list of each insurance policy covering the Purchased Interests, the LLCs’ properties, or the LLCs’ employees, including the type, carrier, policy number and expiration date (the “Insurance Policies”). All premiums due and payable with respect to the Insurance Policies through the date hereof have been paid, and the Sellers have not received any written or oral notice from any such underwriter of non-coverage of any particular claim or of cancellation, non-renewal, material premium increase or other material change in prospective coverage with respect to any Insurance Policy. No claim is currently pending under any Insurance Policy. Sellers believe such policies are sufficient for compliance with all Legal Requirements and Contracts to which an LLC is a party or by which it is bound. No LLC is in breach or default and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time, would constitute a breach or default under any Insurance Policy, or permit termination or modification under any Insurance Policy.

3.14 Litigation. Except as set forth on Schedule 3.14, there is no Action pending or, to the Knowledge of Sellers, threatened against an LLC or any of their officers, managers or members (in their capacities as such), and Sellers have not received written notice of any claim, complaint, incident, report, threat or notice of any such Action and, to the Knowledge of Sellers, there is no basis therefor. There is no Action pending or threatened against any other Person by Sellers or the LLCs. There are no outstanding Judgments against or involving or affecting an LLC or any of its assets or properties, and, to the Knowledge of Sellers, none of the LLCs is in default with respect to any such Judgment served upon it.

3.15 Compliance With Laws; Permits.

Each LLC has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Interests.

All Permits required for an LLC to conduct the Business as currently conducted or for the ownership and use of the LLCs’ Assets have been obtained by the LLCs and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.15 lists all current Permits issued to the LLCs which are related to the conduct of the Business as currently conducted or the ownership and use of the LLCs’ Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.15.

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3.16 Environmental.

(i) no written notice, notification, demand, claim, letter, request for information, citation, summons, complaint or order has been received by, and no notice, demand, claim, letter, request for information, investigation or legal proceeding is pending or, to the Knowledge of Sellers, threatened against an LLC with respect to any matters relating to or arising out of any Environmental Law;

(ii) the LLCs have at all times been in compliance, in all material respects, with all Environmental Laws and with any necessary Environmental Permits (as hereinafter defined); the LLCs possess all necessary permits, authorizations, approvals, licenses, consents, exemptions and other governmental authorizations required for their current operations under applicable Environmental Laws;

(iii) to the Knowledge of Sellers, there are no facts, circumstances or conditions that could reasonably be expected to be the basis of or to result in an LLC incurring liability for the release of Hazardous Substances or incurring any liability, obligations, requirements for remedial or corrective action or costs under Environmental Laws, or could reasonably be expected to prevent or restrict the LLCs’ compliance with Environmental Laws or to restrict its use or transfer of any property pursuant to Environmental Laws;

(iv) to the Knowledge of Sellers, none of the properties currently or formerly owned, leased or operated by the LLCs has been listed in, nor has any LLC disposed or transported any Hazardous Substances to any site that has been listed in, the National Priorities List or any other list of sites requiring clean-up or investigation under Environmental Law maintained by any Governmental Authority; and

(v) Sellers have made available to Purchaser complete, true and correct copies of all material environmental records, reports, assessments, studies, sampling results, investigations, audits, notifications and pending permit applications as relate to the LLCs. A list of such materials is provided in Schedule 3.16.

3.17 Employee Benefit Arrangements.

(i) Schedule 3.17 includes a true and complete description of all arrangements under or with respect to which the LLCs or any of their ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of such Person, whether or not such benefit arrangement is covered by ERISA (each, a “Benefit Arrangement”). Sellers have provided to Buyer true and complete copies of each Benefit Arrangement or, in the case of each Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.

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(ii) No LLC contributes or has any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate. No LLC has an obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.

(iii) Except as disclosed on Schedule 3.17 or with respect to benefits already accrued, each LLC has the unilateral right to amend or terminate all Benefit Arrangements.

(iv) Except as set forth in Schedule 3.17, no individual will, as a direct or indirect result of the transactions contemplated hereby: (a) incur any liability to pay the excise tax due under Code Section 409A; or (b) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.

(v) With respect to each Benefit Arrangement, to the Knowledge of Sellers, each LLC is in material compliance with: (a) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (b) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

3.18 Employee Relations.

(i) Except as set forth on Schedule 3.18, no LLC is a party to, or bound by any, collective bargaining agreements and no union or other labor organization is certified to represent the employees of any LLC. There are no existing or, to the Knowledge of Sellers, threatened, labor disputes, representation questions or union organizing activities with respect to the employees of any LLC.

(ii) Except as set forth on Schedule 3.18, each LLC has complied with all Legal Requirements relating to employment and employment practices, including, without limitation, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health, unlawful discrimination and any payments, contributions or premiums payable to any Governmental Authority with respect to social insurance, unemployment compensation, workers’ compensation or other statutorily required benefits or obligations for the employees of the LLCs.

(iii) There are no labor and/or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or, to the Knowledge of Sellers, threatened, against or involving the LLCs by any current or former employees of the LLCs.

(iv) Within the past three (3) years, none of the LLCs has conducted a “plant closing” or a “mass layoff”, as each of those terms is defined in the Workers’ Adjustment and Retraining Notification Act (“WARN”) (or similar, applicable state law), without complying with the notice requirements of WARN or similar, applicable state law.

3.19 Employment Contracts and Terms. The LLCs are parties to or bound by those certain employment Contracts set forth on Schedule 3.19 (the “Contract Employees”). Except for the Contract Employees, all other employees of the LLCs as of the date hereof are employed “at will” and, to the Knowledge of Sellers, are eligible to work lawfully in the United States.

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3.20 Equity Interests. Except as set forth on Schedule 3.20, no LLC owns, directly or indirectly, any of the stock or equity interests in any other corporation, partnership, joint venture, limited liability company, trust or other legal entity. No LLC owns (and in the past has never owned) any equity, partnership, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

3.21 Taxes.

(i) Except as set forth on Schedule 3.21, all Tax Returns required to be filed by the LLCs for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the LLCs (whether or not shown on any Tax Return) have been, or will be, timely paid.

(ii) The LLCs have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the LLCs.

(iv) All deficiencies asserted or assessments made against an LLC as a result of any examinations by any taxing authority have been fully paid.

(v) None of the LLCs is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority against any LLC.

(vi) There are no Liens for Taxes upon any of the LLCs’ assets nor, to the Knowledge of Sellers, is any taxing authority in the process of imposing any Liens for Taxes on any of the LLCs’ assets (other than for current Taxes not yet due and payable).

(vii) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(viii) None of the Sellers or LLCs has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

3.22 Customers and Suppliers. Schedule 3.22 sets forth a list of (a) the ten largest customers (measured by dollar volume of product sales), and (b) the ten largest suppliers (measured by dollar volume of purchases) of the LLCs during each of the last three fiscal years. Except as set forth in Schedule 3.22, no customer or supplier listed in Schedule 3.22 has given written notice of its intent to terminate, cancel, limit, or adversely modify or change its business relationship with the LLCs, and, to the Knowledge of Sellers, there exists no present or future condition or state of facts or circumstances involving such customers or suppliers which Sellers can now reasonably foresee would materially adversely affect the Business of the LLCs after the consummation of the transactions contemplated by this Agreement.

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3.23 Accounts Receivable; Accounts Payable.

All accounts receivable of the LLCs (a) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (b) represent valid and enforceable obligations. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. To the Knowledge of Sellers, no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason.

All accounts payable and accrued expenses of the LLCs have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and except as set forth on Schedule 3.23, no such account payable or accrued expense is, or as of the Effective Date is delinquent in its payment.

3.24 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers or the LLCs.

3.25 Authority of Sellers’ Representative. Sellers’ Representative shall have the right and unilateral authority to provide on behalf of Sellers all notices and make all decisions on behalf of the Sellers and the LLCs in enforcing Sellers’ rights under this Agreement.

3.26 Full Disclosure. This Agreement does not, and the documents and certificates executed by the Sellers or otherwise furnished by the Sellers to Purchaser do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

TMG and CD Acquisition Corp. (collectively, the “Purchaser”) represent and warrant to Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though such Closing Date was substituted for the date of this Agreement throughout this Article IV).

4.1 Organization. CD Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to carry on its business as now being conducted. TMG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada with the corporate power and authority to carry on its business as now being conducted.

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4.2 Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and any exhibits attached hereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any exhibits attached hereto by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, each of the exhibits attached hereto shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

4.3 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser, as the case may be; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

4.4 Ability to Carry Out Agreement. The execution, delivery and performance of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the charter documents of the Purchaser, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Purchaser is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound or (d) contravene or conflict with any Law applicable to the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

4.5 Equity. The TMG common shares to be issued to Sellers pursuant to this Agreement will be free and clear of liens, claims, and encumbrances, and Purchaser has all necessary right and power to issue the shares to the Sellers as provided in this Agreement without the consent or approval of any person, firm, corporation, or governmental authority other than a listing application to be filed with Nasdaq. Restrictions on the transfer of the TMG Shares that Sellers receive shall be limited to sales pursuant to Rule 144 under the Securities Act of 1933 and the limitations of Section 16 under the Securities Exchange Act of 1934 which permit sales commencing six (6) months following the Closing, as well as any lock‑up/leak‑out provisions of any agreement with the managing underwriter of TMG securities. Purchaser shall make commercially reasonable efforts to facilitate Sellers’ opportunity to transfer the TMG Shares as soon as the law allows.

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4.6 Capitalization of Purchaser. Schedule 4.6(a) accurately and completely sets forth the capital structure of each of TMG and CD by listing thereon the number of shares of capital stock of the Purchaser which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.6(b), there are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Purchaser to issue, any shares of its capital stock or securities convertible into, or exchangeable for, shares of capital stock. Except as set forth on Schedule 4.6(c) there are no outstanding Contracts of the Purchaser or any other Person to purchase, redeem, or otherwise acquire any of the shares of capital stock of TMG or securities or obligations of any kind convertible into any shares of capital stock of TMG. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Purchaser. Except as set forth on Schedule 4.6(d), there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Purchaser. Except as set forth herein the Purchaser has not granted any registration rights to any third parties.

4.7 Contracts. Except as disclosed pursuant to this Agreement, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments between Purchaser and other third parties which are material to the business, financial condition, or results of operation of Purchaser, taken as a whole. For purposes of the preceding sentence, the term “material” refers to any obligation or liability that by its terms calls for aggregate payments of more than $50,000.

4.8 Compliance with Law. The Purchaser is (and has been at all times during the past five (5) years) in compliance with all applicable Laws, including, but not limited (i) the Securities Laws; and (ii) applicable Laws relating to the activities of the Purchaser. The Purchaser represents that it has not been charged with, and the Purchaser has not received any written notice that it is under investigation with respect to, and is not otherwise now under investigation with respect to, a violation of any applicable Law. The Purchaser has filed all reports required to be filed with any Governmental Entity on or prior to the date hereof, including, but not limited to all reports required to be filed pursuant to the Securities Laws and any applicable U.S. state “Blue Sky” laws have been filed. Purchaser further represents that it has no existing or threatened liabilities, claims, lawsuits, or basis for the same with respect to its original stock issuance to its founders, any other issuance of stock, or any dealings with its stockholders, the public, the brokerage community, the SEC, any state regulatory agencies, or other persons.

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4.9 Corporate Records. Copies of all corporate books and records, including, but not limited to, any other documents and records of Purchaser relating to the proceeding of its shareholders and directors will be provided to the Members prior to Closing. All such records and documents are and will be complete, true, and correct.

4.10 Approvals. Except as otherwise provided in this Agreement, no authorization, consent, or approval of, or registration or filing with, any Governmental Entity or any other person is required to be obtained or made by Purchaser in connection with the execution, delivery, or performance of this Agreement.

4.11 Solvency. The total assets of the Purchaser (including, without limitation, goodwill) exceed its total liabilities, and the Purchaser is able to pay its obligations incurred as they become due.

4.12 Brokers, Finders and Investment Bankers. Neither the Purchaser, nor any officer, member, director or employee of the Purchaser, nor any affiliate of the Purchaser has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby where such liability would be payable by Sellers.

4.13 Source of Funding; Identity. The source of payments for the Purchased Interests is and shall be from the Purchaser’s own account and Purchaser acknowledges, understands, covenants and agrees that that Sellers may require additional information regarding (i) the source(s) of the payment for the Purchased Interests and (ii) any and all information with respect to the identity of the Purchaser in order to facilitate Sellers’s compliance with the U.S. Government’s anti-money laundering policies and procedures as set out in the USA PATRIOT Act or otherwise.

4.14 Legal Proceedings. There is no suit, action, claim, arbitration, mediation, proceeding or investigation (a) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser or otherwise naming the Purchaser as a party or, (b) to the extent applicable to the Purchaser, pending or, to the knowledge of the purchaser, threatened by or against any director or officer of the Purchaser. To the knowledge of the Purchaser, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for, the commencement of any suit, action, claim, arbitration, proceeding or investigation referred to in this Section 4.14 For the purposes of this Section 4.14, knowledge shall be deemed the actual or constructive knowledge of any of the Purchaser’s officers or directors after having conducted a reasonable inquiry.

4.15 Full Disclosure. No representation or warranty by the Purchaser in this Agreement or any certificate or other document furnished or to be furnished by the Purchaser to the Sellers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE V

CONDITIONS TO CLOSING FOR SELLERS

5.1 Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(i) Other than the representations and warranties of Purchaser contained in Section 4.1, Section 4.2, Section4.3, and Section 4.5 (collectively, the “Purchaser Fundamental Representations”), the representations and warranties of Purchaser contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii) Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(iii) No Action shall have been commenced against Purchaser or Sellers which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Agreement.

(iv) All approvals, consents and waivers that are listed on Schedule 3.4 shall have been received and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(v) As relates to Purchaser, from the date of this Agreement there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi) Purchaser shall have delivered to Sellers duly executed counterparts to the Ancillary Documents and such other documents required by this Agreement.

(vii) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of TMG, in its own capacity certifying that (a) each of the conditions set forth in Section 6.1 have been satisfied, attached thereto are true and complete copies of all resolutions adopted by the board of directors of TMG authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(viii) The Purchaser shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING FOR THE PURCHASER

6.1 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(i) Other than the representations and warranties of Sellers contained in Section 3.1, Section 3.2, Section 3.4 and Section 3.21, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.1, Section 3.2, Section 3.4 and Section 3.21 (collectively, the “Sellers Fundamental Representations”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(iii) No Action shall have been commenced against Purchaser or Sellers which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Agreement.

(iv) All approvals, consents and waivers that are listed on Schedule 4.3 shall have been received and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(v) As to the LLCs, from the date of this Agreement there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi) Sellers shall have delivered to Purchaser duly executed counterparts to the Ancillary Documents and such other documents and deliveries required by this Agreement.

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(vii) Purchaser shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(viii) Purchaser shall have received a certificate, dated the Closing Date and signed by Sellers’ Representative, certifying that (a) each of the conditions set forth in Section 5.1 have been satisfied (b) attached thereto are true and complete copies of all resolutions adopted by the Sellers and the LLCs authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Sellers Closing Certificate”).

(ix) Purchaser shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that each Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Sellers.

(x) Sellers shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

6.2 No Shop Provision. In recognition and consideration of the time and expense incurred, and to be incurred, by the Purchaser to engage in the due diligence review relating to this transaction and preparing and negotiating definitive agreements, the Sellers agree that from and following the date of this Letter of Intent through the earlier of the Closing or 5 pm Eastern Time on January 31, 2022, (the “No-Shop Period”), none of the Sellers or their agents will solicit or initiate any inquiries or proposals from any entity or other person with respect to the possible disposition of substantially all or a material portion of the assets or Membership Interests of the LLCs contemplated to be purchased herein (an “Acquisition Proposal”). During the No-Shop Period, the Sellers shall promptly notify the Purchaser if any inquiries, proposals or requests for information concerning an Acquisition Proposal are received by the Sellers or any of its agents. The Sellers agree that the Purchaser may not have an adequate remedy at law and could be irreparably harmed in the event that the Sellers or their agents were to breach the terms of this Agreement. Accordingly, it is agreed that the Purchaser shall be entitled to seek injunctive relief to prevent breaches of the exclusivity provisions of this paragraph and to enforce specifically the terms granting exclusivity to the Purchaser, in addition to any other remedy which the Purchaser may be entitled, at law or in equity. The Parties agree that this provision is the complete and exclusive agreement relating to the No-Shop Period and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating to the No-Shop Period.

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ARTICLE VII

PRE-CLOSING COVENANTS OF THE SELLERS

Up to and including the Closing Date, the Sellers covenant that:

7.1 Access and Information. After the execution of this Agreement, the Sellers will permit Purchaser to have reasonable access to all information necessary to verify the representations and warranties made herein. After the Closing, the Sellers will continue to permit Purchaser access to such additional documentation and information as is reasonably necessary to completion of the transactions contemplated under this Agreement.

7.2 Conduct of Business. Up until the Closing Date, the Sellers shall ensure that the LLCs’ operations shall be conducted in ordinary course, and that no material change will be made to such operations that might materially adversely affect the value of the Purchased Interests; provided, the Sellers shall be entitled to take any and all actions reasonably necessary to obtain the consent of any lender or terminate and replace lender.

7.3 Best Efforts. The Sellers shall use their best efforts to fulfill all conditions of the Closing applicable to the Sellers, including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

7.4 Tax Opinion. The Sellers shall consult with tax advisors, tax lawyers and accountants of their own choosing to satisfy themselves concerning the tax consequences of the transactions contemplated by this Agreement. The Sellers acknowledge that tax consequences, if any, of this Agreement shall be the responsibility of the party incurring the same.

ARTICLE VIII

PRE-CLOSING COVENANTS OF THE PURCHASER

8.1 Maintenance of Capital Structure. Up until the Closing Date, or termination hereof, whichever is the earlier, except as disclosed herein or required under the terms of this Agreement, no change shall be made in the Articles of Incorporation or Bylaws of Purchaser, or the authorized capital stock of Purchaser as set forth on Schedule 4.6(a) hereof.

8.2 Avoidance of Distributions. Up until the Closing Date, Purchaser shall not declare any dividends, make any payments or distributions to its stockholders or purchase for cash or redeem any of its shares of capital stock.

8.3 Conduct of Business as Usual. Up until the Closing Date, Purchaser shall conduct its operations only in the ordinary course, and that no material change will be made to such operations that might adversely affect the value of Purchaser. The Purchaser shall maintain the D&O Policy.

8.4 Access and Information. After the execution of this Agreement, Purchaser will permit the Sellers to have reasonable access to all information necessary to verify the representations and warranties of Purchaser. After the Closing, Purchaser will continue to permit the Sellers access to such additional documentation and information regarding Purchaser as is reasonably necessary to completion of the transactions contemplated under this Agreement.

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8.5 Best Efforts. Purchaser shall use its best efforts to fulfill or obtain the fulfillment of all conditions of the Closing, including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

8.6 Tax Efficiency. Purchaser agrees to structure this transaction in a tax efficient manner as Sellers reasonably requests as long such structure does not have a material adverse effect on Purchaser.

ARTICLE IX

COMPLIANCE WITH SECURITIES LAWS

AND POST CLOSING COVENANTS

9.1 Private Transaction. The Sellers understand that the shares issued pursuant to this Agreement, have not been nor will they be registered under the Securities Act of 1933 as amended (“33 Act”), but are issued pursuant to exemptions from registration including, but not limited to, Regulation D and Section 4(a)(2) of the Securities Act.

9.2 Access to Information. The Sellers represent that, by virtue of their economic bargaining power or otherwise, they have had access to or has been furnished with, prior to or concurrently with Closing, the same kind of information that would be available in a registration statement under the Securities Act should registration of the shares issued pursuant to this Agreement have been necessary, and that they have had the opportunity to ask questions of and receive answers from Purchaser’s officers and directors, or any party acting on their behalf, concerning the business of Purchaser and that they have had the opportunity to obtain any additional information, to the extent that Purchaser possesses such information or can acquire it without unreasonable expense or effort, necessary to verify the accuracy of information obtained or furnished by Purchaser.

9.3 Piggyback Rights. If the Purchaser files or intends to file a registration statement for the public sale of the Purchaser’s Common Stock or any securities of the Purchaser (the “Public Offering”) at any time while any shares of TMG Stock, each Seller shall be permitted to include and sell, pursuant to Section 4.5 above, all or any of its TMG Stock for resale on the registration statement to be filed with the SEC (the “Registrable Securities”) in connection with such Public Offering, subject to the terms and conditions of any lock-up/leak‑out provisions required by the managing underwriter of TMG stock (a “Piggyback Right”). The number of Registrable Securities that may be registered pursuant to a Piggyback Right shall be subject to any reduction as the managing underwriter(s) of such Public Offering shall impose; provided, however, that any such reduction shall be made, pro rata, among the Sellers and all other shareholders of the TMG, based on the number of shares of Common Stock that they are requesting for inclusion in such Public Offering.

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9.4 Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that a Seller can show that such information: (a) is generally available to and known by the public through no fault of the Sellers, any of their Affiliates, or their respective Representatives; (b) is lawfully acquired by the Sellers, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) subject to the immediately following sentence, is required to be disclosed pursuant to Governmental Order or Law. If a Seller or any of their Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which is legally required to be disclosed. A Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

9.5 Reasonable Efforts. Each of the Parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no Party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder

ARTICLE X

INDEMNIFICATION

10.1 Survival. Except with respect to Section 9.1, Confidentiality, which shall survive indefinitely, all representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of one (1) year following the Closing Date.

10.2 Indemnification by the Sellers. Subject to the other terms and conditions of this Article X, and except for items for which Purchaser was aware prior to Closing, the Sellers (collectively, the “Seller Parties”) shall indemnify and defend each of Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, Judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees but excluding special and/or consequential damages (collectively, “Losses”), incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, or with respect to:

(i) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement, any other Ancillary Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date by the Sellers or an LLC (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Sellers pursuant to this Agreement, any other Ancillary Document, or any schedule, certificate, or exhibit related thereto;

(iii) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of the Seller Parties or any of their Affiliates (other than the Purchased Interests or the Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

10.3 Indemnification by the Purchaser. Subject to the other terms and conditions of this Article X, the Purchaser shall, jointly and severally, indemnify and defend each of the Sellers and the LLCs and their Affiliates and their respective Representatives and successors and assigns (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(i) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or any schedule, certificate, or exhibit related thereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Purchaser pursuant to this Agreement or any schedule, certificate, or exhibit related thereto;

(iii) the operation of the Business and/or the LLCs’ assets following the Closing; or

(iv) any Assumed Liabilities.

10.4 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

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10.5 Remedies.

The rights and remedies provided for in this Article X shall limit each Party’s rights and remedies available at law, in equity or otherwise.

10.6 Limitations.

(i) The Seller Parties shall not be liable to the Purchaser Indemnitees for any Losses under Section 10.2 until the aggregate amount of all Losses in respect of indemnification under Section 10.2 exceeds $250,000 (the “Deductible”). The Seller Parties shall only be required to pay or be liable for Losses in excess of the Deductible and, except as provided in Section 10.6(ii), in an amount not to exceed in the aggregate three million and 00/100 dollars ($3,000,000) reduced.

(ii) The aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 10.2 for breaches of any of Sellers’s Fundamental Representations, or for which a Purchaser shall be liable for breaches of any of such Purchaser Fundamental Representations, shall not exceed the Purchase Price. No cap shall apply to the Seller Parties’ or the Purchaser’s, respectively, liability for Losses in connection with any claims made by the other Party based on fraud.

(iii) Payments by the Seller Parties to the Purchaser Indemnitees pursuant to Section 10.2 shall be limited to the amount of any liability or Losses that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Purchaser Indemnitees in respect of any such claim. The Purchaser Indemnitees shall use all commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification from the Sellers under this Agreement.

(iv) Notwithstanding anything herein to the contrary, other than payments by the Seller Parties with respect to fraud by the Seller Parties, payments by a Seller Party to the Purchaser Indemnitees shall be payable in cash, by wire transfer of immediately available funds, in a maximum aggregate amount equal to the cash actually received by such Seller Party pursuant to this Agreement.

(v) Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnifying Party be liable hereunder to any Indemnified Party for any Losses (as defined in this Agreement) unless such Losses are determined in a final non-appealable judgment of a court or other tribunal of competent jurisdiction, except in each case to the extent any such Losses are included in any proceeding by a third party against such Indemnified Party for which it is entitled to indemnification under this Agreement.

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10.7 Exclusive Remedy. Except for fraud or intentional misrepresentation by the parties to this Agreement or with respect to claims for specific performance or injunctive relief, the rights and remedies provided in this Article X shall be the sole and exclusive remedy for any breaches of any representations, warranties, covenants or agreements of the parties to this Agreement.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(i) By the mutual written consent of the Purchaser and Sellers;

(ii) By the Purchaser, by written notice to Sellers if Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by the Sellers within thirty (30) Business Days of Sellers’s receipt of written notice of such breach from Purchaser.

(iii) By the Sellers, by written notice to the Purchaser pursuant to Section 2.8 or if the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V and such breach, inaccuracy or failure has not been cured by Purchaser within ten (10) Business Days of the Purchaser’s receipt of written notice of such breach from Sellers.

11.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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12.2 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Sellers:	CONVERGE DIRECT, LLC
2 Depot Plaza Bedford Hills, NY 10507 Attention: Thomas Marianacci

With a copy to:	Muchnick, Golieb and Golieb, P.C. 200 Park Avenue South, Suite 1700 New York, NY 10003 Email: hwmuchnick@mggpclaw.com Attention: Howard W. Muchnick, Esq.

If to the Purchaser:	Troika Media Group, Inc. 1715 N. Gower Street Los Angeles, CA 90028 Email: mtenore@troikamedia.com Attention: Michael Tenore, General Counsel

With a copy to:	Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, NY 10158 Email: ehl@dhclegal.com Attention: Elliot H. Lutzker, Esq.

12.3 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.4 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

12.5 Entire Agreement. This Agreement and the other Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Ancillary Documents, the exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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12.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Neither party may assign its rights or obligations hereunder, including by merger or operation of law, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section 12.6 shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

12.7 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

12.8 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

12.9 Public Announcement. Prior to Closing, neither party shall make any public statement, including issuance of a press release, without the express written consent of the other party. Should Purchaser conclude it is required by law to make an SEC filing in connection with the proposed transaction, it shall so advise Sellers as soon as reasonably possible of its perceived obligation to file.

12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLERS:

/s/ Thomas Marianacci
THOMAS MARIANACCI

/s/ Maarten Terry
MAARTEN TERRY

/s/ Sadiq Toama
SADIQ TOAMA

/s/ Michael Carrano
MICHAEL CARRANO

PURCHASER:

CD ACQUISITION CORP.

By:	/s/ Michael Tenore
Name:	Michael Tenore
Title:	Secretary
EIN:

TMG:

TROIKA MEDIA GROUP, INC.

By:	/s/ Robert Machinist
Name:	Robert Machinist
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

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AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMENDMENT effective as of January 18, 2022 (the “Effective Date”) to the MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of November 22, 2021, (the “MIPA”), by and between Troika Media Group, Inc., a Nevada corporation (“TMG”), CD Acquisition Corp., a Delaware corporation (“CD” and together with TMG, collectively referred to as the “Purchaser”); and Thomas Marianacci, Maarten Terry, Sadiq (“Sid”) Toama and Michael Carrano (collectively referred to as “Sellers,” and each a “Seller” and together with the Purchaser, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Purchaser and the Sellers entered into the MIPA dated as of November 22, 2021; and

WHEREAS, the MPA provides for a Purchase Price (all capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the MIPA) of one hundred twenty five million dollars ($125,000,000), of which one hundred million dollars ($100,000,000) shall be payable in cash, and twenty five million dollars ($25,000,000) shall be paid by such number of Restricted Shares of TMG Common Stock that, when multiplied by a trailing thirty (30) day average price for TMG Common Shares would equal twenty five million dollars ($25,000,000) (the “Stock Consideration”); and

WHEREAS, as a result of market conditions, the Parties desire to amend the MIPA to provide for a fixed number of Restricted Shares of TMG Common Stock to satisfy the Stock Consideration portion of the Purchase Price.

NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Section 2.2 of the MIPA is hereby deleted and amended to read as follows:

2.2 Purchase Price.

The aggregate Purchase Price for the Purchased Interests shall be one hundred twenty-five million dollars ($125,000,000) (the “Purchase Price”), payable as follows.

One hundred million dollars ($100,000,000) of the Purchase Price shall be paid by Purchaser to Sellers at Closing in cash by wire transfer of immediately available funds pursuant to Sellers’ written communication to Purchaser, and the balance of the Purchase Price shall be paid by Purchaser to Sellers with the transfer to Sellers of Twelve Million Five Hundred Thousand (12,500,000) Restricted Shares of TMG Common Stock agreed by the parties to satisfy the Stock Consideration portion of the Purchase Price.

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Attached as Schedule 2.2 is the allocation of the Purchase Price among the LLCs, each Sellers’ ownership percentage in each LLC, and each Seller’s share of the Purchase Price.

2. Section 2.3 of the MIPA is hereby restated and amended to read as follows:

2.3 Legend. The TMG Stock received by Sellers shall contain the following restrictive legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TROIKA MEDIA GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

3. Section 2.8, Closing Date, is hereby amended to replace “December 31, 2021” each place it is stated in Section 2.8 with “February 28, 2022”.

4. Section 6.2, No Shop Provision, is hereby amended to replace “December 31, 2021” with “February 28, 2022”.

Except as set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the 18th of January 2022.

SELLERS:

/s/ Thomas Marianacci
Thomas Marianacci

/s/ Maarten Terry
Maarten Terry

/s/ Sadiq Toama
Sadiq Toama

/s/ Michael Carrano
Michael Carrano

PURCHASER:

CD ACQUISITION CORP.

By:	/s/ Michael Tenore
Name:	Michael Tenore
Title:	Secretary

TMG:

TROIKA MEDIA GROUP, INC.

By:	/s/ Robert Machinist
Name:	Robert Machinist
Title:	Chief Executive Officer

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AMENDMENT NO. 2 TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMENDMENT effective as of February 18, 2022 (the “Effective Date”) to THE MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of November 22, 2021, (the “MIPA”), by and between Troika Media Group, Inc., a Nevada corporation (“TMG”), CD Acquisition Corp., a Delaware corporation (“CD” and together with TMG, collectively referred to as the “Purchaser”); and Thomas Marianacci, Maarten Terry, Sadiq (“Sid”) Toama and Michael Carrano (collectively referred to as “Sellers,” and each a “Seller” and together with the Purchaser, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Purchaser and the Sellers entered into the MIPA dated as of November 22, 2021; and

WHEREAS, on January 18, 2022, the Parties hereto entered into an initial amendment to the MIPA to provide for a fixed number of Restricted Shares of TMG Common Stock to satisfy the Stock Consideration portion of the Purchase Price; and

WHEREAS, as a result of market conditions and the requirement to complete the audit of Converge Direct LLC and its affiliates.

NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Section 2.8, Closing Date, is hereby amended to replace “February 28, 2022” in each place it is stated in Section 2.8 with “March 31, 2022”.

4. Section 6.2, No Shop Provision, is hereby amended to replace “February 28, 2022” with “March 31, 2022”.

Except as set forth herein, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the 18th of February 2022.

SELLERS:

/s/ Thomas Marianacci
Thomas Marianacci

/s/ Maarten Terry
Maarten Terry

/s/ Sadiq Toama
Sadiq Toama

/s/ Michael Carrano
Michael Carrano

PURCHASER:

CD ACQUISITION CORP.

By:	/s/ Michael Tenore
Name:	Michael Tenore
Title:	Secretary

TMG:

TROIKA MEDIA GROUP, INC.

By:	/s/ Robert Machinist
Name:	Robert Machinist
Title:	Chief Executive Officer

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